Intrepid Potash Announces Third Quarter 2013 Results;
Major Projects Designed to Create Margin Opportunity Nearing Completion

DENVER; Oct. 30, 2013 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) today reported financial results and operating highlights for the third quarter of 2013.

Recent Capital Investment Highlights

Intrepid continues to execute on its major, multi-year capital projects creating even more future margin opportunity. Significant milestones were recently achieved including:

•	Completed construction of all 18 HB solar evaporation ponds and placed them into service with potash-enriched brine injections into all ponds

•	Progressed with HB processing plant construction targeting completion near year end

•	Commissioned the first and second compactor lines at the North facility and began producing high-quality granular potash

•	Continued to upgrade the West processing facility to improve recovery

•	Finalized drilling activities and expect to begin circulating brine into the completed third cavern system in Moab in the fourth quarter

“As we complete the construction of our major capital investment projects, we are confident that we will begin to realize the benefits from the new assets and upgrades we are placing into service. We have been investing to produce incremental low-cost tons using solution mining combined with solar evaporation in order to lower our cash operating cost per ton and to create the opportunity for our EBITDA growth to outpace our production growth,” said Bob Jornayvaz, Intrepid's Executive Chairman of the Board. “With our major capital projects being substantially complete this year and our expectation of lower capital investment in 2014, we intend to be free cash flow positive next year and look forward to the improved competitive position that our company will enjoy while serving our diversified customer base."

Third Quarter Results

Consolidated

•
Potash and Trio® sales volumes for the quarter were 37% and 19% lower than the same period a year ago as there has been a general hesitation by dealers to secure product for the fall application season due to the pricing uncertainty for potassium that exists in the market and delayed harvest in portions of the United States.

•
Net income was $2.0 million compared with third quarter 2012 net income of $33.3 million. Third quarter 2013 net income included two notable items: a reserve established for previously recorded employment wage credits in New Mexico, and a lower of cost or market inventory adjustment. Net of tax, these two items reduced net income by $3.1 million, or $0.04 per share.

•	Adjusted net income[1] was $5.1 million, or $0.07 per share, compared with $28.9 million, or $0.38 per share, in the same period of the prior year.

•	Adjusted EBITDA[2] was $20.3 million, compared with $56.3 million in the third quarter of the previous year.

•	Cash flows from operating activities were $14.7 million for the third quarter of 2013, compared with $33.4 million for the third quarter of 2012.

•	As of September 30, 2013, total cash and investments were $80.9 million and the full amount of the recently extended and amended $250.0 million unsecured credit facility was available.

Commenting on the results, Mr. Jornayvaz said, "The financial results were influenced by the pause in demand and price softness across the potash market. In this current environment, we still generated meaningful cash flow per ton sold and have maintained a robust balance sheet. We have intentionally invested to strengthen our company and are now positioned better to capitalize on the longer-term market opportunities that the industry fundamentals support."

Potash

•
Potash production in the quarter was 167,000 tons, down from 189,000 tons in the same period a year ago. Production in the first nine months of 2013 was 571,000 tons, essentially flat compared with the 578,000 tons produced in the first nine months of 2012.

•
Cash operating cost of goods sold[3], net of by-product credits, was $198 per ton in the third quarter of 2013 compared with $167 in last year's third quarter. Cash operating cost of goods sold, net of by-product credits, in the first nine months of 2013 was $182 per ton, compared with $179 in the first nine months of 2012.

1 Adjusted net income and adjusted net income per diluted share are financial measures not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.
2 Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.
3 Cash operating cost of goods sold and cash operating cost of goods sold, net of by-product credits, are operating performance measures defined as total cost of goods sold excluding royalties, depreciation, depletion, and amortization (and, if applicable, excluding by-product credits), divided by the number of tons sold in the period.

•
Total cost of goods sold, net of by-product credits, per ton was $253 for the third quarter and $243 for the first nine months of this year, compared with $224 and $238 per ton for the same periods in 2012. Depreciation added $13 and $7 per ton to these year-over-year increases for the third quarter and for the first nine months, respectively.

•
Potash sales volume was 156,000 tons in the third quarter of 2013 and 525,000 tons for the first nine months of this year, down from 249,000 tons and 636,000 tons in the same periods of the previous year.

•	Average net realized sales price[4] in the third quarter of 2013 was $363 per ton ($400 per metric tonne), a 10% sequential decline from the second quarter of 2013.

The ongoing integration of several initiatives, together with the commissioning of new assets, resulted in the expected variations in production rates and in cost of goods sold. These initiatives include the investment in upgrades at the West facility aimed at increasing recovery from the production process. These recovery improvement projects follow the addition of mining capacity over the last several years and the ability to process the ore differently because of the flexibility offered by the new North compaction facility. The combination of these projects is expected to leverage the investments to produce incremental volumes of high-quality granular potash. Additionally, cost of goods sold in the quarter was impacted by lower production from the East facility due to lower grade ore being delivered to the mill. Allocating East's production costs over fewer production tons caused a higher cost of goods sold per ton for the quarter.

Langbeinite - Trio®

•
Trio® production in the quarter was 40,000 tons, up from 35,000 tons in the same period a year ago. Production in the first nine months of 2013 was 136,000 tons, a significant increase from the 98,000 tons produced in the first nine months of 2012.

•
Cash operating cost of goods sold per ton was $243 in the quarter compared with $197 for the same period last year. Cash operating cost of goods sold for the first nine months of 2013 was $194 per ton, a 7% improvement from the first nine months of 2012.

•	Total cost of goods sold, net of by-product credits, per ton was $322 in the quarter and $266 for the first nine months of 2013, a 6% improvement from the first nine months of 2012.

•	Trio® sales were 22,000 tons in the third quarter and 96,000 tons through the first nine months of this year, compared with 27,000 tons and 82,000 tons for the comparative periods in 2012.

•	Average net realized sales price for Trio® was $353 per ton ($389 per metric tonne), an increase of 5% from last year's third quarter.

4 Average net realized sales price is an operating performance measure calculated as gross sales less freight costs, divided by the number of tons sold in the period.

Overall, the demand environment for the specialty fertilizer Trio® remains strong, particularly for the premium and granular-size product. In the third quarter, lower-than-expected ore grade for Trio® reduced production volume resulting in increased per-ton production costs.

Income Taxes

The full-year effective income tax rate is expected to be approximately 36%. Cash taxes for 2013 are expected to remain at a very low level given the significant amount of capital investments expected to be placed into service in 2013, combined with the extension of bonus depreciation that was enacted into law earlier this year.

Market Conditions

Potash demand in the United States has remained relatively constant for several decades despite a wide variety of circumstances and challenges. In the third quarter, and early in the fourth quarter, sales levels and pricing have been soft as dealers appear to be postponing fertilizer purchases in response to the short-term market uncertainty caused by global concerns about the balance between supply and demand. However, the long-term drivers of the potash industry remain intact. The Company believes that farmers will continue to increase production using balanced fertilization to meet the increasing food needs of a rapidly growing population and Intrepid remains well positioned in key markets to meet this demand as it materializes.

Capital Investment

Intrepid has invested $190 million of capital during the first nine months of this year. With the majority of the work on the major projects complete, the full-year capital investment range has been tightened to $245 million to $265 million.

HB Solar Solution Mine

After several years of design and construction, the HB project is very close to being fully operational. The team has completed the pond work and filled all of the ponds with potash-enriched brine. The HB mill construction is moving along at a rapid pace, albeit within a tight schedule. Intrepid looks forward to processing potash tons from the first evaporation season over the course of this winter, and to increasing annual production with each successive evaporation season. Intrepid expects full production rates beginning with the harvest in the second half of 2015. Through September 30, 2013, $209 million of the total project budget of $235 million to $245 million has been invested.

North Compaction Project

The construction of the first and second compaction lines was completed in the third quarter. The new facility is currently granulating all of the production from the West mill and Intrepid expects to continue commissioning and optimizing the operations of this new plant into next year. With the upgraded compaction capacity and technology, the North facility is currently producing a significantly improved, higher quality, and more consistent granulated product. The addition of the third compaction line is on schedule for early 2014, creating capacity and flexibility for Intrepid to granulate nearly all of its production, including the incremental tons beginning to be produced from the HB Solar Solution mine and the expected increased production from the West facility. The total capital budgeted for this project is $95 million to $100 million, of which $92 million was invested through the third quarter.

West Facility

Intrepid is continuing its investments in the West facility to stabilize and increase recovery in an effort to increase production and to allow for the transition into different ore zones. The majority of these projects are expected to be completed in early 2014 with production improvements becoming apparent during 2014 as the modifications to the mill process are fully integrated with the mine and the North Compaction facility. The total investment in the West facility is expected to be between $30 million and $40 million, of which $17 million had been invested as of September 30, 2013.

Outlook

Intrepid's outlook for the fourth quarter and full year 2013 is presented below. This information reflects management's best estimates at the current time and will be impacted by actual market conditions, results of operations, and production results.

The recovery levels from the West mill will have the most significant impact on production levels in the fourth quarter and early next year. As noted previously, the West facility is undergoing some significant changes that are coordinated with the new capacity at the upgraded North Compaction facility and the expanded and more diversified mining operations in the West mine. The Company is seeing progress at West and needs to ensure it is coordinated well with the North plant operations. The modifications to the mining configuration at the East facility are designed to deliver a higher grade of both potash and langbeinite ore to the mill. These modifications to the mining plan will carry into next year and will influence the production levels during 2014. Additionally, the planned annual maintenance for the East facility occurred in October. The harvest from the Moab operations is reflected in the outlook and takes into account the wet weather experienced at the end of the evaporation season.

	Three Months Ended	Year Ended
	December 31, 2013	December 31, 2013
Potash
Production (tons)	200,000 - 230,000	770,000 - 800,000
Sales (tons)	185,000 - 210,000	710,000 - 735,000
Cash COGS, net of by-product credit ($/ton)	$200 - $215	$185 - $200
Total COGS ($/ton)	$270 - $290	$250 - $265

Trio®
Production (tons)	35,000 - 45,000	170,000 - 180,000
Sales (tons)	30,000 - 40,000	125,000 - 140,000
Cash COGS ($/ton)	$190 - $220	$190 - $205
Total COGS ($/ton)	$270 - $285	$265 - $275

Other
Selling and Administrative	$8 - $10 million	$35 - $37 million

Capital Investment	Not Provided Quarterly	$245 - $265 million

Notes

Adjusted net income, adjusted net income per diluted share, and adjusted EBITDA are non-GAAP financial measures. Reconciliations of these measures to the most directly comparable U.S. GAAP measures are included in the tables at the end of this release. Average net realized sales price; cash operating cost of goods sold; and cash operating cost of goods sold, net of by-product credits are operating measures. Definitions of these measures are included in the footnotes in this release.

Unless expressly stated otherwise or the context otherwise requires, references to “tons” in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for October 31, 2013, at 10:00 a.m. ET. The dial in number is 800-319-4610 for U.S. and Canada, and is 631-982-4565 for other countries. A recording of the conference call will be available two hours after the completion of the call at 800-319-6413 for U.S. and Canada, or 631-883-6842 for other countries. The replay of the call will require the input of the conference identification number 763324. The call will also be streamed on the Intrepid website, www.intrepidpotash.com. An audio recording of the conference call will be available at www.intrepidpotash.com through November 30, 2013.

About Intrepid

Intrepid (NYSE: IPI) is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash and Trio®, a product produced from langbeinite ore. Intrepid owns five active potash production facilities - three in New Mexico and two in Utah. The HB Solar Solution mine, which is currently under construction, will increase the number of our active potash production facilities to six.

We routinely post important information about our business, including information about upcoming investor presentations, on our website under the Investor Relations tab. We encourage our investors and other interested parties to enroll on our website to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings. Our website address is www.intrepidpotash.com.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document often relate to our future performance and management's expectations for the future, including statements about our financial outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•	changes in the price, demand, or supply of potash or Trio®/langbeinite

•	circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise

•
the costs of, and our ability to successfully construct, commission, and execute, any of our strategic projects, including the development of our HB Solar Solution mine, the further development of our langbeinite recovery and granulation assets, our North granulation plant, and our Moab cavern systems

•	adverse weather events, including events affecting evaporation rates at our solar solution mines

•	changes in the prices of raw materials, including chemicals, natural gas, and electricity

•	the impact of federal, state, or local government regulations, including environmental and mining regulations, the enforcement of those regulations, and government policy changes

•	our ability to obtain any necessary government permits relating to the construction and operation of assets

•	changes in our reserve estimates

•	competition in the fertilizer industry

•	declines in U.S. or world agricultural production

•	declines in the use of potash products by oil and gas companies in their drilling operations

•	changes in economic conditions

•	our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements

•	disruption in the credit markets

•	our ability to secure additional federal and state potash leases to expand our existing mining operations

•	the other risks and uncertainties described in our periodic filings with the U.S. Securities and Exchange Commission

All information in this document speaks as of October 30, 2013. New information or events after that date may cause our forward-looking statements in this document to change. We have no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Gary Kohn, Investor Relations
Phone: 303-996-3024
Email: gary.kohn@intrepidpotash.com

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Production volume (in thousands of tons):
Potash	167	189	571	578
Langbeinite	40	35	136	98
Sales volume (in thousands of tons):
Potash	156	249	525	636
Trio®	22	27	96	82

Gross sales (in thousands):
Potash	$61,170	$118,215	$222,142	$308,728
Trio®	9,399	11,135	40,364	31,649
Total	70,569	129,350	262,506	340,377
Freight costs (in thousands):
Potash	4,499	7,781	14,316	15,867
Trio®	1,453	1,918	6,259	5,417
Total	5,952	9,699	20,575	21,284
Net sales (in thousands):
Potash	56,671	110,434	207,826	292,861
Trio®	7,946	9,217	34,105	26,232
Total	$64,617	$119,651	$241,931	$319,093

Potash statistics (per ton):
Average net realized sales price	$363	$444	$396	$460
Cash operating cost of goods sold, net of by-product credits* (exclusive of items shown separately below)	198	167	182	179
Depreciation and depletion	54	41	49	42
Royalties	1	16	12	17
Total potash cost of goods sold	$253	$224	$243	$238
Warehousing and handling costs	16	15	15	15
Average potash gross margin	$94	$205	$138	$207

Trio® statistics (per ton):
Average net realized sales price	$353	$336	$354	$320
Cash operating cost of goods sold (exclusive of items shown separately below)	243	197	194	208
Depreciation and depletion	61	56	54	59
Royalties	18	17	18	16
Total Trio® cost of goods sold	$322	$270	$266	$283
Warehousing and handling costs	17	18	15	16
Average Trio® gross margin	$14	$48	$73	$21

* On a per ton basis, by-product credits were $7 and $6 for the third quarter of 2013, and 2012, respectively. By-product credits were $1.1 million and $1.6 million for the third quarter of 2013, and 2012, respectively. On a per ton basis, by-product credits were $8 and $7 for the first nine months of 2013, and 2012, respectively. By-product credits were $4.3 million and $4.6 million for the first nine months of 2013, and 2012, respectively.

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Sales	$70,569	$129,350	$262,506	$340,377
Less:
Freight costs	5,952	9,699	20,575	21,284
Warehousing and handling costs	2,854	4,234	9,527	10,603
Cost of goods sold	46,780	63,382	155,556	175,027
Lower of cost or market inventory adjustments	2,080	181	2,092	508
Gross Margin	12,903	51,854	74,756	132,955

Selling and administrative	7,921	8,039	26,052	25,006
Accretion of asset retirement obligation	375	181	1,124	543
Other expense	2,921	83	1,752	140
Operating Income	1,686	43,551	45,828	107,266

Other (Expense) Income
Interest expense, including realized and
unrealized derivative gains and losses, net	(248)	(221)	(680)	(689)
Interest income	165	487	380	1,526
Other income (expense)	73	135	(1,747)	413
Income Before Income Taxes	1,676	43,952	43,781	108,516

Income Tax Benefit (Expense)	350	(10,685)	(15,519)	(35,610)
Net Income	$2,026	$33,267	$28,262	$72,906

Weighted Average Shares Outstanding:
Basic	75,394,377	75,298,838	75,372,879	75,268,544
Diluted	75,404,138	75,350,216	75,394,731	75,325,450
Earnings Per Share:
Basic	$0.03	$0.44	$0.37	$0.97
Diluted	$0.03	$0.44	$0.37	$0.97

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF SEPTEMBER 30, 2013 AND DECEMBER 31, 2012
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$10,446	$33,619
Short-term investments	40,655	24,128
Accounts receivable:
Trade, net	25,394	31,508
Other receivables, net	8,368	9,122
Refundable income taxes	4,505	3,306
Inventory, net	88,544	53,275
Prepaid expenses and other current assets	6,776	5,393
Current deferred tax asset	3,803	2,005
Total current assets	188,491	162,356

Property, plant, and equipment, net of accumulated depreciation
of $182,451 and $142,137, respectively	652,172	543,169
Mineral properties and development costs, net of accumulated
depletion of $12,484 and $11,060, respectively	131,993	94,096
Long-term parts inventory, net	12,220	10,208
Long-term investments	29,804	—
Other assets	4,339	4,246
Non-current deferred tax asset	162,205	180,548
Total Assets	$1,181,224	$994,623

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$21,974	$19,431
Related parties	120	203
Accrued liabilities	35,821	32,496
Accrued employee compensation and benefits	8,950	11,680
Other current liabilities	1,810	3,578
Total current liabilities	68,675	67,388

Long-term debt	150,000	—
Asset retirement obligation	20,715	19,344
Other non-current liabilities	3,083	2,155
Total Liabilities	242,473	88,887

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares
authorized; and 75,394,377 and 75,312,805 shares
outstanding at September 30, 2013, and December 31, 2012, respectively	75	75
Additional paid-in capital	571,449	568,375
Accumulated other comprehensive loss	(50)	(1,729)
Retained earnings	367,277	339,015
Total Stockholders' Equity	938,751	905,736
Total Liabilities and Stockholders' Equity	$1,181,224	$994,623

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$2,026	$33,267	$28,262	$72,906
Deferred income taxes	773	7,105	16,299	28,588
Items not affecting cash:
Depreciation, depletion, and accretion	15,561	12,095	44,040	34,727
Stock-based compensation	1,204	973	3,881	3,678
Unrealized derivative gain	—	(272)	—	(769)
Lower of cost or market inventory adjustments	2,080	181	2,092	508
Other	751	954	2,112	2,939
Changes in operating assets and liabilities:
Trade accounts receivable, net	10,428	(15,848)	6,114	(18,491)
Other receivables, net	2,249	(567)	757	(2,760)
Refundable income taxes	(1,123)	1,715	(1,199)	4,493
Inventory, net	(20,763)	2,215	(39,373)	481
Prepaid expenses and other assets	(2,765)	(3,608)	(1,273)	(1,681)
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	4,658	(6,234)	1,253	6,716
Other liabilities	(396)	1,466	(838)	985
Net cash provided by operating activities	14,683	33,442	62,127	132,320

Cash Flows from Investing Activities:
Additions to property, plant, and equipment	(54,913)	(47,285)	(149,415)	(123,054)
Additions to mineral properties and development costs	(7,555)	(25,572)	(36,812)	(36,978)
Purchases of investments	(1)	(17,691)	(80,235)	(83,325)
Proceeds from investments	10,824	45,159	32,663	93,496
Other	40	—	108	2
Net cash used in investing activities	(51,605)	(45,389)	(233,691)	(149,859)

Cash Flows from Financing Activities:
Proceeds from long-term debt	—	—	150,000	—
Debt issuance costs	(429)	(61)	(1,032)	(61)
Employee tax withholding paid for restricted stock upon vesting	—	—	(577)	(746)
Excess income tax benefit from stock-based compensation	—	246	—	55
Proceeds from exercise of stock options	—	34	—	34
Net cash (used in) provided by financing activities	(429)	219	148,391	(718)

Net Change in Cash and Cash Equivalents	(37,351)	(11,728)	(23,173)	(18,257)
Cash and Cash Equivalents, beginning of period	47,797	66,843	33,619	73,372
Cash and Cash Equivalents, end of period	$10,446	$55,115	$10,446	$55,115

Supplemental disclosure of cash flow information
Net cash paid during the period for:
Interest, net of $1.4 million and $2.6 million of capitalized interest for the three and nine months ended September 30, 2013, respectively	$134	$417	$398	$1,356
Income taxes	$—	$272	$2,302	$1,162
Accrued purchases for property, plant, and equipment, and mineral properties and development costs	$27,821	$24,550	$27,821	$24,550

INTREPID POTASH, INC.
UNAUDITED NON-GAAP ADJUSTED NET INCOME AND
ADJUSTED NET INCOME PER DILUTED SHARE RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(In thousands)

Adjusted net income and adjusted net income per diluted share are non-GAAP financial measures that are calculated as net income or earnings per diluted share adjusted for certain items that impact comparability of results from period to period including, among other items, pension settlement expense, reductions in the estimated accounts receivable related to the employment-related high wage tax credits in New Mexico, lower of cost or market inventory adjustments, non-cash unrealized gains or losses associated with derivative adjustments, the recognition of the outcome of contingent gain items, and the effect of changes to Intrepid's state income tax rates on the value of its net deferred tax asset. Management believes that the presentation of adjusted net income and adjusted net income per diluted share provides useful additional information to investors for analysis of Intrepid's fundamental business on a recurring basis. In addition, management believes that the concept of adjusted net income and adjusted net income per diluted share are widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted net income and adjusted net income per diluted share should not be considered in isolation or as a substitute for net income or earnings per diluted share, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under U.S. GAAP. Because adjusted net income and adjusted net income per diluted share exclude some but not all items that affect net income and may vary among companies, the adjusted net income and adjusted net income per diluted share amounts presented may not be comparable to similarly titled measures of other companies. The following are reconciliations of adjusted net income to net income and adjusted net income per diluted share to earnings per diluted share, respectively, which are the most directly comparable U.S. GAAP measures:

ADJUSTED NET INCOME:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Income	$2,026	$33,267	$28,262	$72,906
Adjustments
Unrealized derivative gain	—	(272)	—	(769)
Allowance for New Mexico employment credits(1)	2,811	—	2,811	—
Loss on settlement of pension obligation termination	—	—	1,871	—
Compensating tax refund	—	—	(1,705)	—
Lower of cost or market inventory adjustments(2)	2,080	181	2,092	508
Calculated income tax effect*	(1,771)	30	(1,835)	86
Change in blended state tax rate
to value deferred income tax asset	—	(4,290)	1,260	(4,290)
Total adjustments	3,120	(4,351)	4,494	(4,465)
Adjusted Net Income	$5,146	$28,916	$32,756	$68,441

* Estimated annual effective tax rate of 36.2% for 2013 and 32.8% for 2012.

ADJUSTED NET INCOME PER DILUTED SHARE:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Income Per Diluted Share	$0.03	$0.44	$0.37	$0.97
Adjustments
Unrealized derivative gain	—	—	—	(0.01)
Allowance for New Mexico employment credits	0.04	—	0.04	—
Loss on settlement of pension obligation termination	—	—	0.02	—
Compensating tax refund	—	—	(0.02)	—
Lower of cost or market inventory adjustments	0.03	—	0.03	0.01
Calculated income tax effect	(0.03)	—	(0.03)	—
Change in blended state tax rate
to value deferred income tax asset	—	(0.06)	0.02	(0.06)
Total adjustments	0.04	(0.06)	0.06	(0.06)
Adjusted Net Income Per Diluted Share	$0.07	$0.38	$0.43	$0.91

(1)In the third quarter of 2013, Intrepid received notification that its application for certain New Mexico employment-related high wage tax credits had been denied. The Company believes that this denial is improper and intends to vigorously pursue recovery of these credits. Nonetheless, a pre-tax, non-cash reserve of approximately $2.8 million was recorded for the credits relating to the denied periods.

(2)The lower of cost or market inventory adjustment in the third quarter of 2013 stems from allocating production costs over fewer tons produced at the East facility.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP ADJUSTED EBITDA RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(In thousands)

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is a non-GAAP financial measure that is calculated as net income adjusted for the add back of reductions in the estimated accounts receivable related to the employment-related high wage tax credits in New Mexico, interest expense (including derivatives), income tax expense, depreciation, depletion, and amortization, and asset retirement obligation accretion. Management believes that the presentation of adjusted EBITDA assists investors and analysts in comparing Intrepid's performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company's core operating performance. Intrepid uses adjusted EBITDA as one of the tools to evaluate the effectiveness of its business strategies. In addition, adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted EBITDA should not be considered in isolation or as a substitute for performance or liquidity measures calculated in accordance with U.S. GAAP. Because adjusted EBITDA excludes some but not all items that affect net income and net cash provided by operating activities and may vary among companies, the adjusted EBITDA amounts presented may not be comparable to similarly titled measures of other companies. The following is a reconciliation of adjusted EBITDA to net income, which is the most directly comparable U.S. GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Income	$2,026	$33,267	$28,262	$72,906
Allowance for New Mexico employment credits	2,811	—	2,811	—
Interest expense, including realized and
unrealized derivative gains and losses	248	221	680	689
Income tax expense	(350)	10,685	15,519	35,610
Depreciation, depletion, and accretion	15,561	12,095	44,040	34,727
Total adjustments	18,270	23,001	63,050	71,026
Adjusted Earnings Before Interest, Taxes,
Depreciation, and Amortization	$20,296	$56,268	$91,312	$143,932